UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 28, 2019

WABCO HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-33332	20-8481962
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Giacomettistrasse 1, 3000 Bern 31, Switzerland 1220 Pacific Dr., Auburn Hills, Michigan		48326-1589
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: 32-2-663-98-00

Chaussée de la Hulpe 166, 1170 Brussels, Belgium

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On March 28, 2019, WABCO Holdings Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with ZF Friedrichshafen AG, a stock corporation organized and existing under the laws of the Federal Republic of Germany (“Parent”), and Verona Merger Sub Corp., a Delaware corporation and indirect wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as an indirect wholly owned subsidiary of Parent.

The Board of Directors of the Company (the “Board of Directors”) unanimously determined that the transactions contemplated by the Merger Agreement, including the Merger, are in the best interests of the Company and its stockholders, and declared it advisable to enter into the Merger Agreement and consummate the Merger, approved the execution and delivery of the Merger Agreement and the consummation of the Merger, and unanimously resolved to recommend that the Company’s stockholders vote in favor of the adoption of the Merger Agreement.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than shares of the Common Stock owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and shares of the Common Stock owned by the Company, including shares of the Common Stock held in treasury by the Company, and shares of the Common Stock as to which the holders thereof have properly perfected a demand for appraisal rights in accordance with Section 262 of the Delaware General Corporation Law (“DGCL”) and have not effectively withdrawn such demand), will be converted automatically into the right to receive $136.50 in cash, without interest (the “Merger Consideration”).

Company Equity and Cash Awards

Pursuant to the Merger Agreement, at the Effective Time, each outstanding Company equity award (whether or not vested) will be cancelled and converted into the right to receive (in respect of each share of Common Stock underlying such equity award) (i) with respect to each stock option, an amount in cash equal to the excess of the Merger Consideration over the applicable per share exercise price, (ii) with respect to each restricted stock unit and deferred stock unit, an amount in cash equal to the Merger Consideration and (iii) with respect to each performance stock unit (determined assuming achievement of the applicable performance metrics at the actual level of performance for performance stock units granted in 2017 and the target level of performance for all other performance stock units), an amount in cash equal to the Merger Consideration. In addition, subject to certain exceptions, each outstanding Company cash long-term incentive award will be cancelled and converted into a right to receive an amount in cash based on actual performance levels as of the Effective Time and projected for the remainder of the applicable performance period, subject to proration for the elapsed portion of the performance period prior to the Effective Time.

Conditions

The stockholders of the Company will be asked to vote on the adoption of the Merger Agreement and the Merger at a special stockholder meeting that will be held on a date to be announced following the customary SEC clearance process. The closing of the Merger (the “Closing”) is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of a majority of all of the outstanding shares of the Common Stock entitled to vote thereon at such meeting (the “Company Stockholder Approval”). Consummation of the Merger is also subject to (i) the absence of any law, statute, rule, regulation, executive order or other order which prohibits or enjoins the consummation of the Merger, (ii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the filings and receipt, termination or expiration, as applicable, of antitrust approvals or waiting periods as may be required from other applicable jurisdictions, (iii) clearance by The Committee on Foreign Investment in the United States (“CFIUS”) and (iv) other customary closing conditions, including the accuracy of the other party’s representations and warranties, and the other party’s compliance with its covenants and agreements contained in the Merger Agreement (subject in the case of this clause (iv) to certain qualifications).

Financing

The transaction is expected to be financed through a combination of cash provided by Parent, the Company’s cash on hand at the Closing and debt financing that has been committed by J.P. Morgan Securities Plc and a syndicate of banks.

Regulatory Efforts

Pursuant to the terms of the Merger Agreement, each of the Company and Parent have agreed to use their respective reasonable best efforts to obtain required regulatory approvals and clearances, including the divestment of certain specified assets if required by regulatory authorities (subject to certain exceptions), and such other actions as may be required by regulatory authorities so long as such other actions would not have a material adverse effect on the Company and Parent (including their respective subsidiaries), taken as a whole, after giving effect to the Merger.

Representations, Warranties and Covenants

The Merger Agreement contains representations and warranties customary for transactions of this type. The Company has agreed to various customary covenants and agreements, including, among others, agreements to use commercially reasonable efforts to conduct its business in the ordinary course consistent with past practice during the period between the execution of the Merger Agreement and the Effective Time and not to engage in certain kinds of transactions during this period (subject to certain qualifications).

No Solicitation; Change of Recommendation

The Company is subject to customary “no-shop” restrictions on its ability to solicit third party proposals relating to acquisition proposals, or to provide information to and engage in discussions with a third party in relation to an acquisition proposal, subject to certain exceptions to permit the Board of Directors to comply with its fiduciary duties. Notwithstanding the limitations applicable pursuant to the “no-shop” restrictions, prior to obtaining the Company Stockholder Approval, under specified circumstances the Board of the Company may change its recommendation in connection with (i) an intervening event that was not known (or the consequences of which were not reasonably foreseeable) as of the date of the Agreement or (ii) an acquisition proposal that did not result from a breach of the “no-shop” restrictions which the Board determines in good faith would constitute a superior proposal (in which latter case the Company may also terminate the Merger Agreement to enter into such superior proposal upon payment of the termination fee, as discussed below). Before the Board may change its recommendation in connection with a superior proposal or terminate the Merger Agreement to accept a superior proposal, the Company must provide Parent with a five Business Day “match right”, subject to additional three Business Day match rights in the event of material changes to such superior proposal. The Company must provide Parent with three Business Days’ prior written notice before the Board of Directors may change its recommendation in connection with an intervening event.

Termination

The Merger Agreement contains certain termination rights for the Company and Parent. If the Merger Agreement is terminated in connection with the Company entering into an alternative acquisition agreement relating to a superior proposal or making a change of recommendation, or in certain other customary circumstances, the termination fee payable by the Company to Parent will be $211.0 million.

The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee of $211.0 million if the Merger Agreement is terminated because (i) an antitrust order is issued prohibiting the Merger as a result of the parties’ inability to divest certain of the Company’s businesses and Parent’s refusal to divest certain of its businesses, and all conditions to closing are satisfied other than receipt of antitrust approvals, or (ii) the Merger has not closed on or before September 28, 2020, and at the time of such termination (A) an antitrust proceeding is pending, (B) the only closing condition that remains unsatisfied is the receipt of antitrust approvals, (C) the divestiture of certain businesses have not been effectuated and (D) Parent has refused to divest certain of its businesses.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by March 28, 2020, which will be automatically extended until September 28, 2020 if all conditions have been satisfied (other than conditions to be satisfied at the Closing), except for the receipt of required regulatory approvals or clearances.

A copy of the Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company. In particular, the representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein, and were solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, attached hereto as Exhibit 2.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Item 8.01.	Other Events

On March 28, 2019, the Company issued a press release announcing the transactions contemplated by the Merger Agreement. The press release is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K, which is incorporated herein by reference.

Additional Information and Where to Find It

In connection with the proposed merger, the Company intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed merger. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS IN THEIR ENTIRETY (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when available), and any and all documents filed by the Company with the SEC, may be obtained for free at the SEC’s website at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by the Company via the Company’s Investor Relations section of its website at www.wabco-auto.com or by contacting Sean Deason, Vice President Investor Relations and Controller, at Telephone: (248) 270-9287, Email: investorrelations@wabco-auto.com.

Participants in the Merger Solicitation

This document does not constitute a solicitation of proxy, an offer to purchase or a solicitation of an offer to sell any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. The Company, its directors, executive officers and certain employees may be deemed to be participants in the solicitation of proxies from the stockholders of the Company in connection with the proposed merger. Information about the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of the Company’s stockholders in connection with the proposed merger, and any interest they have in the proposed merger, will be set forth in the definitive proxy statement when it is filed with the SEC. Additional information regarding these individuals is set forth in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 12, 2018 and its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which was filed with the SEC on February 15, 2019. These documents may be obtained for free at the SEC’s website at www.sec.gov, and via the Company’s Investor Relations section of its website at www.wabco-auto.com.

Cautionary Statement Regarding Forward-Looking Statements

This document may include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements relating to the completion of the merger. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements about the consummation of the proposed merger and the anticipated benefits thereof. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements, including the failure to consummate the proposed merger or to make any filing or take other action required to consummate such merger in a timely matter or at all. The inclusion of such statements should not be regarded as a representation that any plans, estimates or expectations will be achieved. You should not place undue reliance on such statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include, among others, that: (1) the Company may be unable to obtain stockholder approval as required for the merger; (2) conditions to the closing of the merger, including obtaining required regulatory approvals, may not be satisfied or waived on a timely basis or otherwise; (3) a governmental entity or a regulatory body may prohibit, delay or refuse to grant approval for the consummation of the merger and may require conditions, limitations or restrictions in connection with such approvals that can adversely affect the anticipated benefits of the proposed merger or cause the parties to abandon the proposed merger; (4) the merger may involve unexpected costs, liabilities or delays; (5) the business of the Company may suffer as a result of uncertainty surrounding the merger or the potential adverse changes to business relationships resulting from the proposed merger; (6) legal proceedings may be initiated related to the merger and the outcome of any legal proceedings related to the merger may be adverse to the Company; (7) the Company may be adversely affected by other general industry, economic, business, and/or competitive factors; (8) there may be unforeseen events, changes or other circumstances that could give rise to the termination of the merger agreement or affect the ability to recognize benefits of the merger; (9) risks that the proposed merger may disrupt current plans and operations and present potential difficulties in employee retention as a result of the merger; (10) risks related to diverting management’s attention from the Company’s ongoing business operations; (11) there may be other risks to consummation of the merger, including the risk that the merger will not be consummated within the expected time period or at all which may affect the Company’s business and the price of the Common Stock; and (12) the risks described from time to time in the Company’s reports filed with the SEC under the heading “Risk Factors,” including the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and in other of the Company’s filings with the SEC. Such risks include, without limitation: the effects of competition in the businesses in which the Company operates; the Company’s ability to adapt to a rapidly changing industry and maintain strategic relationships with industry leading companies; and the impacts of security breaches and data loss and our vulnerability to technology infrastructure failures. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the Company’s financial condition, results of operations, credit rating or liquidity. These risks, as well as other risks associated with the proposed merger, will be more fully discussed in the proxy statement that will be filed with the SEC in connection with the proposed merger. There can be no assurance that the merger will be completed, or if it is completed, that it will close within the anticipated time period or that the expected benefits of the merger will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, the Company undertakes no obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of March 28, 2019, by and among WABCO Holdings Inc., ZF Friedrichshafen AG and Verona Merger Sub Corp.

99.1	Press Release, dated March 28, 2019.

*

Schedules to the Merger Agreement (identified therein) have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2019	WABCO HOLDINGS INC.

	By:	/s/ LISA BROWN
	Name:	Lisa Brown
	Title:	Chief Legal Officer & Secretary